UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 19, 2017

SUNOPTA INC.
(Exact name of registrant as specified in its charter)

Canada	001-34198	Not Applicable
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification
Incorporation)		No.)

2233 Argentia Road, Suite 401
Mississauga, Ontario, L5N 2X7, Canada
(Address of Principal Executive Offices)

(905) 821-9669
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

     On January 19, 2017, Jay Amato resigned as a director of SunOpta Inc. (the “Company”).

     On January 19, 2017, Gregg Tanner was appointed as a director of the Company to fill the vacancy created by the resignation of Mr. Amato. Mr. Tanner is also expected to serve on the Operations Transformation Committee of the Company’s board of directors.

     Mr. Tanner served as Chief Executive Officer and Director for Dean Foods Company (NYSE: DF) from October 2012 to December 2016. Prior to serving as CEO, Mr. Tanner served as Dean Foods’ Chief Supply Chain Officer and President of the Fresh Dairy Direct division, where he was responsible for all sales, marketing, manufacturing and distribution functions for Dean Foods' largest business unit and for supply chain operations for Dean Foods as a whole. Mr. Tanner joined Dean Foods in 2007.

     Prior to joining Dean Foods, Mr. Tanner was Senior Vice President, Global Operations with The Hershey Company. Before joining Hershey, Mr. Tanner was Senior Vice President, Retail Supply Chain at ConAgra Foods, Inc. where he directed the entire supply chain for retail products. Earlier in his career, Mr. Tanner held positions at Quaker Oats Company and Ralston Purina Company.

     Since 2007, Mr. Tanner has served on the Board of Directors of The Boston Beer Company, Inc., where he is the Chair of the Audit Committee. He serves as Chair of the Milk Industry Foundation, as Vice Chair of the Board of Directors of the International Dairy Foods Association, and as a member of the Board of Directors of the Grocery Manufacturers Association. He is a graduate of Kansas State University.

     In connection with his appointment as a director, the Company granted him $27,750 in restricted stock units and a one-time grant of $15,000 in stock options of the Company at a strike price of $7.45, which is equal to the closing sales price of the Company’s common shares as quoted on the NASDAQ Global Select Market on January 19, 2017. The stock options will vest on January 19, 2018.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNOPTA INC.

By:	/s/ Jill Barnett
Jill Barnett
Vice President, General Counsel and Secretary

Date:	January 23, 2017